Exhibit 10.23

MERCHANDISING

SERVICES AGREEMENT

This MERCHANDISING SERVICES AGREEMENT (the “Agreement”) is entered into as of January 1, 2003, by and between The Mall Marketing, Inc., a Delaware corporation (“Merchandisor”) and eCOST.com, Inc. a Delaware corporation (“Merchandisee”).

WHEREAS, the Merchandisor wishes to perform such brand management and merchandising functions for the benefit of the Merchandisor;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

MERCHANDISING SERVICES

1.1 Services. As consideration for the Merchandising Services Fees to be paid by Merchandisee under Article V of this Agreement, Merchandisor hereby agrees to perform brand management and merchandising services for the “ eCOST.com” brand, including, but not limited to, identifying, designing and developing products; identifying, developing, and managing aspects of relationships with manufacturers and vendors; developing, assembling and promoting a “eCOST.com” collection of eCOST.com and other merchandise (whether or not such products individually bear the Mark); and promoting the “eCOST.com” brand, the Mark, and products bearing the Mark.

1.2 Exchange of Information.

a. Merchandisor shall timely provide Merchandisee all merchandising information concerning products, manufacturers, and vendors necessary to permit Merchandisee to order, purchase and market such products to Merchandisee’s retail customers for the season for which such products are intended. Merchandisor shall, upon reasonable request by Merchandisee and from time to time at its discretion, provide Merchandisee merchandising information regarding development of the “eCOST.com” collection, to permit Merchandisee to develop business plans and marketing strategies and materials.

b. Merchandisee shall, upon request from Merchandisor, and in any event not less frequently than quarterly, communicate to Merchandisor all relevant information concerning Merchandisee’s sales of “eCOST.com” merchandise, by product, and such other information as Merchandisor shall require in connection with the brand management and merchandising services it performs for Merchandisee as set for in Section 3.1.

ARTICLE II

JOINT UNDERTAKINGS

2.1 Customer Loyalty Programs. Merchandisee agrees that it will, upon reasonable request by Merchandisor, engage in programs developed by Merchandisor to promote customer loyalty to the “eCOST.com” brand.

2.2 Meetings. Merchandisor and Merchandisee shall meet from time to time to discuss the promotion of the “eCOST.com” brand, the Mark and other aspects of the relationship between the parties.

ARTICLE III

MERCHANDISING FEES

3.1 Fees. Merchandisee shall pay Merchandising Fees (“Merchandising Fees”) in the amounts and in accordance with the procedures set forth in Schedule 1.

3.2 Payment Method. All payments by Merchandisee shall be made by account transfer or other mutually acceptable means.

ARTICLE IV

INDEMNIFICATION

4.1 Merchandisor hereby agrees to defend, indemnify and hold harmless Merchandisee and its directors, officers, agents and employees against any claims, demands, causes of action, liabilities, damages, judgments, expenses (including costs and reasonable attorneys’ fees) arising out of the use of the Mark by Merchandisee as authorized in the Agreement, provided that the Merchandisee complies with the provisions of paragraph 2.1(b).

4.2 Neither party shall be entitled to any consequential, incidental or indirect damages under this Agreement, including but not limited to loss of profits, damage to business, damage to business reputation or damage to business relations. Such limitation does not preclude the recovery of such damages of any third party.

ARTICLE V

TERM; TERMINATION

5.1 Term of Agreement. This term of this Agreement shall be two years, and shall automatically renew for a two-year period on each anniversary date thereafter unless written notice of non-renewal is given by either party to the other at least one-hundred and twenty (120) days prior to such anniversary date. The provisions of Sections 4.1, 4.2, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.11, and 6.12 shall survive the termination of this Agreement, except as otherwise specified in this Agreement.

5.2 Termination.

a. Default. Upon the occurrence of any one of the following events of default, the non-defaulting party shall have the option, on written notice to the defaulting party, to terminate this Agreement, including any and all rights and obligations of both Merchandisor and Merchandisee hereunder, immediately upon the date specified in the notice:

(i) The transfer or attempted transfer by the defaulting party, or any transaction the effect of which is to transfer, the license, rights, and privileges granted under this Agreement, or the right of control or right to the use thereof, other than as permitted under this Agreement; or

(ii) The cessation by the defaulting party of its business; or

(iii) The insolvency of the defaulting party; or

(iv) The filing by or against the defaulting party of a voluntary or involuntary insolvency petition in any applicable forum pursuant to any present or future insolvency law, which petition is consented to by the defaulting party or has not been dismissed within thirty (30) days after such filing; or

(v) The institution of any proceeding or arrangement by or against the defaulting party relating to or in the nature of a bankruptcy, insolvency, or assignment for the benefit of creditors, which proceeding or arrangement is consented to by the defaulting party or is not dismissed or discontinued within thirty (30) days after the institution of this proceeding or arrangement; or

(vi) The making of any assignment for the benefit of creditors or the appointment of a receiver of or for the defaulting party or of or for all or substantially all of the business, assets, or properties of the defaulting party.

b. Termination after Notice.

(i) This Agreement may be terminated at any time by Merchandisor in the event that Merchandisee shall fail to perform any of the covenants and obligations herein contained following written notice of such failure delivered to Merchandisee by Merchandisor, stating the nature and character thereof and allowing Merchandisee sixty (60) days to correct the failure. If the failure has not been corrected by Merchandisee within sixty (60) days, or, if such failure cannot reasonably be cured within sixty (60) days, efforts to cure have not been initiated within sixty (60) days and diligently pursued to completion, Merchandisor may terminate this Agreement forthwith without the requirement of any additional notice to Merchandisee to that effect, and Merchandisee shall be deemed in default.

(ii) This Agreement may be terminated at any time by Merchandisee in the event that Merchandisor shall fail to perform any of the covenants and obligations herein contained following written notice of such failure delivered to Merchandisor by Merchandisee, stating the nature and character thereof and allowing Merchandisor sixty (60) days to correct the failure. If the failure has not been corrected by Merchandisor within sixty (60) days, or, if such failure cannot reasonably be cured within sixty (60) days, efforts to cure have not been initiated within sixty (60) days and diligently pursued to completion, Merchandisee may terminate this Agreement forthwith without the requirement of any additional notice to Merchandisor to that effect, and Merchandisor shall be deemed in default.

ARTICLE VI

MISCELLANEOUS

6.1 Transfer of Rights. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party, without the written consent of the other party.

6.2 Waiver. The failure of either party to give notice of nonperformance or termination shall not constitute a waiver of the covenants, terms, or conditions herein, or of the rights of either party thereafter to enforce those covenants, terms, or conditions or to terminate this Agreement upon any subsequent occurrence or date.

6.3 Remedies. In addition to the right to terminate this Agreement, each party shall have all other rights and remedies at law and in equity, including the right to injunctive relief and specific performance, for breach by the other party of the terms and conditions of this Agreement. The parties agree that any dispute arising under this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Section 8.11.

6.4 After Termination Provisions with Respect to Such Matters as the Sale of Inventory.

a. Upon the termination of this Agreement, all of the rights of Merchandisee under this Agreement shall forthwith terminate and immediately revert to Merchandisor and Merchandisee shall immediately discontinue use of the Mark, except as provided in this section 6.4.

6.5 Agency and Joint Venture. Neither this Agreement, nor any transaction under or relating to this Agreement, shall be deemed to create any agency, representative, partnership or joint venture relationship between Merchandisor and Merchandisee. Neither party is authorized to act on behalf of or under the authority of the other party.

6.6 Saleserning Law. This Agreement shall be Saleserned by the laws of the State of California.

6.7 Confidentiality.

a. Any Merchandisor trade secrets or proprietary information that are made available or become known to Merchandisee, including but not limited to trade secrets or proprietary information disclosed pursuant to paragraph 3.3, are to be treated as confidential, are to be used solely in connection with Merchandisee's performance under the terms of this Agreement, and are not to be disclosed to any persons other than employees of Merchandisee who have a reasonable need for access thereto in connection with Merchandisee's performance of its duties hereunder, except if such trade secrets or proprietary information become public knowledge through no fault of the Merchandisee or the Merchandisee is required to divulge the same by due process of law. Reasonable measures shall be taken to protect the confidentiality of Merchandisor's trade secrets and proprietary information and any memoranda or papers containing trade secrets and proprietary information of Merchandisor that Merchandisee may receive in connection herewith are to be returned to Merchandisor upon request. Merchandisee's obligations and duties under this paragraph shall survive any termination of this Agreement.

b. Any Merchandisee trade secrets or proprietary information that may from time to time be made available or become known to Merchandisor, including but not limited to trade secrets or proprietary information disclosed pursuant to paragraph 3.3, are to be treated as confidential, are to be used solely in connection with Merchandisor's performance under the terms of this Agreement, and are not to be disclosed to any persons other than employees of Merchandisor who have a reasonable need for access thereto in connection with Merchandisor's performance of its duties hereunder, except if such trade secrets or proprietary information become public knowledge through no fault of the Merchandisor or the Merchandisor is required to divulge the same by due process of law. Reasonable measures shall be taken to protect the confidentiality of Merchandisee's trade secrets or proprietary information and any memoranda or papers containing trade secrets or proprietary information of Merchandisee that Merchandisor may receive in connection herewith are to be returned to Merchandisor upon request. Merchandisor's obligations and duties under this paragraph shall survive any termination of this Agreement.

6.8 Force Majeure. Neither Merchandisor nor Merchandisee shall be held liable for any failure to comply with any of the terms of this Agreement when that failure is caused directly or indirectly by fire, strike, union or other labor problems, declared or undeclared war, riots, insurrection, Salesernment restrictions or other acts, or other causes beyond the control of or without fault on the part of either of them; provided, however, that Merchandisee shall continue to be obligated to pay to Merchandisor any and all amounts that it shall have duly become obligated to pay in accordance with the terms of this Agreement prior to the occurrence of an event of the type referred to herein, including without limitation Merchandising Services Fees which have accrued to the date of the event of force majeure. Upon the occurrence of any event of the type referred to herein, the party affected thereby shall give prompt notice thereof to the other party, together with a description of the event and the duration for which the party expects its ability to comply with the provisions of this Agreement to be affected thereby. The party affected shall thereafter devote its best efforts to remedy to the extent possible the condition giving rise to that event and to resume performance of its obligations hereunder as promptly as possible.

6.9 Invalidity. If any material term or provision of this Agreement shall be or become invalid under any applicable law, the validity of the remaining parts or provisions shall not be affected thereby. The parties expressly agree that it is not their intention to violate any public policy, statutory or common laws; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law, such sentences, paragraphs, clauses or combinations of the same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties; provided, however, that in the event of invalidity of the paragraphs herein pertaining to Merchandising Services Fees, Merchandisee shall be obligated to pay only that portion of Merchandising Services Fees which have accrued to the date of such invalidity.

6.10 Entire Agreement. This Agreement, which for the purpose hereof shall mean and include any and all Exhibits hereto, contains the complete agreement between the parties in respect of the subject matter hereof, and any and all prior agreements relating to the subject matter hereof are superseded in their entirety hereby. Except as specifically provided herein, this Agreement may not be amended or supplemented, nor any of the provisions hereof waived, except by an agreement in writing signed by Merchandisee and Merchandisor.

6.11 Dispute Resolution. Any disputes between the parties shall be decided by mediation or arbitration in Los Angeles, California in accordance with the applicable rules of the American Arbitration Association. The decision of the mediator or arbitrator shall be final and binding upon the parties hereto, the expense of the dispute resolution shall be paid as the mediator or arbitrator may determine. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction thereof.

6.12 Notices. All notices, certificates, requests, demands, claims, and other communications hereunder shall be given in writing and shall be delivered personally (including by personal courier or delivery service) or sent by facsimile or by the registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following address (or at such other addresses as the shall be specified by like notice):

If to the Merchandisor:

Mall Marketing, Inc.

2555 W. 190th Street

Torrance, California 90504

Attention: Michael Ousley, President

If to Merchandisee:

eCOST.com, Inc.

2555 W 190th Street

Torrance, CA 90504

Attention: Gary Guy, President

Any notice given by facsimile shall be effective when the appropriate facsimile answer back is received.

6.13 Schedules. All Schedules to this Agreement shall be incorporated in and considered a part of this Agreement.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their authorized officers on the day and year above first written.

Mall Marketing, Inc.

By:	/s/ MICHAEL OUSLEY
Title: Michael Ousley, President

eCOST.com, Inc.

By:	/s/ GARY GUY
Title: Gary Guy, President

Schedule 1

SERVICES AND FEES

Modeling and Mining:

Conduct analysis in support of vendor marketing program to include; forecasted opportunity/customer analysis (in terms of market sizing)/scoring of candidates for call campaigns/back-end analytics for call and mail campaigns. Conduct “special assignments” for executives. Training of sales associates on purchased lead generation applications such as CI Technology Database from Harte-Hanks.

Building of statistical models for planning/SAS skills for analytics/Run sampling techniques for testing of catalog circulation and monitor control/test cells for catalog circulation analysis.

Circulation Management: Provide analytics and selection for all campaigns as they relate to eCOST.com.

Processes: Propose Direct marketing catalog schedule, direct mailing strategies/customer segmentation/customer valuation/forecasting/budgeting by title/house file selection process/outside list selection processing/insuring files are delivered to mail house and onto catalog production facility. Utilize Unica tool for segmentation/selection process.

Advertising/ Budgeting/Financial Tracking:

Responsibilities include the following: Maintain the 12 month advertising budget/Monitor shopping engines (Bots) for activities/Negotiate, source and inventory paper for; catalog production/print/Work with Vendor Marketing to insure contracts are counted towards circulation budgets. Place ads in magazines, monitor SKU analysis for addition/suppression activities.

CRM and Database Systems Activities:

Responsible for the following components:

1). Selection of Vendor for Overlay Data
2). VPS Team (File cleansing/
Pre-qualifying prospects prior to sending
to sales). Score/Rank records
3). Lead Generation/CRM Interface tied to
Enterprise and Strategic Partner/s
(Vendor Marketing) applications
4). Catalog Circ. Input
5). Systems/Technologies evaluation
6). Direct the Scoring of Dbase
7). Delivery of Lead Pool to Reps
8). CRM Business User
Sign-off on requirements
9). eProfiler Leads delivery
10). Call Campaign Checks

Merchandising Fees. In consideration of the brand management and merchandising services performed by Merchandisor pursuant to this Agreement, Merchandisee shall pay to Merchandisor monthly Merchandising Fees of six thousand, seven hundred fifty-seven dollars and one cent ($6,757.01).

Payment. Not later than five (5) days after the close of each month, Merchandisee shall provide to Merchandisor an invoice for the months fees. Merchandisee shall pay the Merchandising Fees for the month within thirty (30) days after the close of each month.

Mall Marketing, Inc.

By:	/s/ MICHAEL OUSLEY
Title: Michael Ousley, President

eCOST.com, Inc.

By:	/s/ GARY GUY
Title: Gary Guy, President

Schedule 1

SERVICES AND FEES

For the period July 1, 2003 to December 31, 2003

Modeling and Mining:

Conduct analysis in support of vendor marketing program to include; forecasted opportunity/customer analysis (in terms of market sizing)/scoring of candidates for call campaigns/back-end analytics for call and mail campaigns. Conduct “special assignments” for executives. Training of sales associates on purchased lead generation applications such as CI Technology Database from Harte-Hanks.

Building of statistical models for planning/SAS skills for analytics/Run sampling techniques for testing of catalog circulation and monitor control/test cells for catalog circulation analysis.

Circulation Management: Provide analytics and selection for all campaigns as they relate to eCOST.com.

Processes: Propose Direct marketing catalog schedule, direct mailing strategies/customer segmentation/customer valuation/forecasting/budgeting by title/house file selection process/outside list selection processing/insuring files are delivered to mail house and onto catalog production facility. Utilize Unica tool for segmentation/selection process.

Advertising/ Budgeting/Financial Tracking:

Responsibilities include the following: Maintain the 12 month advertising budget/Monitor shopping engines (Bots) for activities/Negotiate, source and inventory paper for; catalog production/print/Work with Vendor Marketing to insure contracts are counted towards circulation budgets. Place ads in magazines, monitor SKU analysis for addition/suppression activities.

CRM and Database Systems Activities:

Responsible for the following components:

1.	Selection of Vendor for Overlay Data
2.	VPS Team (File cleansing/pre-qualifying prospects prior to sending to sales). Score/Rank records.
3.	Lead Generation/CRM Interface tied to Enterprise and Strategic Partner’s (Vendor marketing) applications
4.	Catalog Circ. Input
5.	Systems/Technologies evaluation
6.	Direct the Scoring of Dbase
7.	Delivery of Lead Pool to Reps
8.	CRM Business User Sign-off on requirements
9.	eProfiler Leads delivery
10.	Call Campaign Checks

Merchandising Fees. In consideration of the brand management and merchandising services performed by Merchandisor pursuant to this Agreement, Merchandisee shall pay to Merchandisor monthly Merchandising Fees of nine thousand four hundred dollars ($9,400).

Payment. Not later than five (5) days after the close of each month, Merchandisee shall provide to Merchandisor an invoice for the months fees. Merchandisee shall pay the Merchandising Fees for the month within thirty (30) days after the close of each month.

Mall Marketing, Inc.

By:	/s/ TODD SAVITch
Title: Todd Savitch, President

eCOST.com, Inc.

By:	/s/ GARY GUY
Title: Gary Guy, President

Schedule 1

SERVICES AND FEES

For the period January 1, 2004 to June 30, 2004

Modeling and Mining:

Conduct analysis in support of vendor marketing program to include; forecasted opportunity/customer analysis (in terms of market sizing)/scoring of candidates for call campaigns/back-end analytics for call and mail campaigns. Conduct “special assignments” for executives. Training of sales associates on purchased lead generation applications such as CI Technology Database from Harte-Hanks.

Building of statistical models for planning/SAS skills for analytics/Run sampling techniques for testing of catalog circulation and monitor control/test cells for catalog circulation analysis.

Circulation Management: Provide analytics and selection for all campaigns as they relate to eCOST.com.

Processes: Propose Direct marketing catalog schedule, direct mailing strategies/customer segmentation/customer valuation/forecasting/budgeting by title/house file selection process/outside list selection processing/insuring files are delivered to mail house and onto catalog production facility. Utilize Unica tool for segmentation/selection process.

Advertising/ Budgeting/Financial Tracking:

Responsibilities include the following: Maintain the 12 month advertising budget/Monitor shopping engines (Bots) for activities/Negotiate, source and inventory paper for; catalog production/print/Work with Vendor Marketing to insure contracts are counted towards circulation budgets. Place ads in magazines, monitor SKU analysis for addition/suppression activities.

CRM and Database Systems Activities:

Responsible for the following components:

11.	Selection of Vendor for Overlay Data
12.	VPS Team (File cleansing/pre-qualifying prospects prior to sending to sales). Score/Rank records.
13.	Lead Generation/CRM Interface tied to Enterprise and Strategic Partner’s (Vendor marketing) applications
14.	Catalog Circ. Input
15.	Systems/Technologies evaluation
16.	Direct the Scoring of Dbase
17.	Delivery of Lead Pool to Reps
18.	CRM Business User Sign-off on requirements
19.	eProfiler Leads delivery
20.	Call Campaign Checks

Merchandising Fees. In consideration of the brand management and merchandising services performed by Merchandisor pursuant to this Agreement, Merchandisee shall pay to Merchandisor monthly Merchandising Fees of nine thousand four hundred dollars ($9,400).

Payment. Not later than five (5) days after the close of each month, Merchandisee shall provide to Merchandisor an invoice for the months fees. Merchandisee shall pay the Merchandising Fees for the month within thirty (30) days after the close of each month.

Mall Marketing, Inc.

By:	/s/ TODD SAVITCH
Title: Todd Savitch, President

eCOST.com, Inc.

By:	/s/ GARY GUY
Title: Gary Guy, President